LETTER TO BROKERS, DEALERS, COMMERCIAL BANKERS,
TRUST COMPANIES AND OTHER NOMINEES

SMITH INTERNATIONAL, INC.

Offer by Whitehall Acquisition Corp.
to Exchange Each Outstanding Share of Common Stock
of
W-H ENERGY SERVICES, INC.
for
$56.10 in Cash and
0.48 Shares of Common Stock of Smith International, Inc.
or
$93.55 in Cash
or
1.1990 Shares of Common Stock of Smith International, Inc.
subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in the
Prospectus/Offer to Exchange and the related Letter of Election and Transmittal

Pursuant to the Prospectus/Offer to Exchange dated June 24, 2008

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 22, 2008,
UNLESS SOONER TERMINATED OR EXTENDED.

June 24, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Whitehall Acquisition Corp. (“Offeror”), a wholly owned subsidiary of Smith International, Inc. (“Smith”), is offering upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated June 24, 2008 (the “Prospectus”), and the related Letter of Election and Transmittal (the “Letter of Election and Transmittal”), which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer,” to exchange for each outstanding share of common stock of W-H Energy Services, Inc. (“W-H”), par value $0.0001 per share (including the associated preferred share purchase rights, the “Shares”), validly tendered and not properly withdrawn in the Offer, at the election of the holder of such Share:

•	$56.10 in cash, without interest, and 0.48 shares of Smith common stock, par value $1.00 per share (including the associated preferred share purchase rights, “Smith Common Stock”) (the “Mixed Consideration”), or

•	$93.55 in cash, without interest (the “All-Cash Consideration”), or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),

subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or the All-Stock Consideration, to the proration procedures described in the Prospectus and the related Letter of Election and Transmittal. W-H shareholders electing the Mixed Consideration will not be subject to proration under any circumstance; however, W-H shareholders electing the All-Cash Consideration or the All-Stock Consideration may be subject to proration and receive a different form of consideration than selected. W-H shareholders who otherwise would be entitled to receive a fractional share of Smith Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the All-Cash Consideration. The Prospectus and the Letter of Election and Transmittal more fully describe the Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST 66 2/3% OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT

WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE PROSPECTUS. SEE THE SECTIONS OF THE PROSPECTUS ENTITLED “SUMMARY” AND “THE OFFER — CONDITIONS OF THE OFFER” FOR MORE INFORMATION.

We are requesting that you contact your clients for whom you hold Shares regarding the Offer. For your information and for forwarding to your clients for whom you hold Shares registered in your name or the name of your nominee, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Election and Transmittal for your use and for the information of your clients (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3. A form of letter, which may be sent to your clients for whose account you hold Shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. A copy of W-H’s Solicitation/Recommendation statement on Schedule 14D-9 dated June 24, 2008; and

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of July 22, 2008, unless sooner terminated or extended.

To participate in the Offer, a duly executed and properly completed Letter of Election and Transmittal (or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Shares must be delivered to the Exchange Agent (or book-entry transfer of the Shares must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Election and Transmittal and the Prospectus.

Offeror will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus, the Letter of Election and Transmittal and the related documents to the beneficial owners of Shares held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. Offeror will pay or cause to be paid all stock transfer taxes applicable to the exchange of Shares pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Election and Transmittal.

Questions or requests for assistance may be directed to the Information Agent or the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of the Prospectus and the Letter of Election and Transmittal from the Information Agent.

Very truly yours,

WHITEHALL ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF OFFEROR, SMITH, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.